UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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APOLLO EDUCATION GROUP, INC.

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EXPLANATORY NOTE

Apollo Education Group, Inc. (the “Company”) is filing the investor presentation attached to this Schedule 14A with the Securities and Exchange Commission in connection with the solicitation of proxies for the Company’s special meeting of the holders of its Class A and Class B common stock to be held on April 28, 2016 (the “Special Meeting”). From time to time prior to the Special Meeting, the Company may use the attached investor presentation or portions thereof in connection with the solicitation of proxies from the Company’s shareholders.

Investor Presentation March 2016 Apollo Education Group

Table of Contents 1 2 3 Transaction Review Transaction Rationale Appendix Confidential

Disclaimer Confidential Statements about Apollo Education Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Education Group's future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including, without limitation: (i) the timing of the completion of the merger; (ii) the failure of Parent to obtain the necessary equity financing set forth in the equity commitment letters received in connection with the merger agreement or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby; (iii) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory approvals; (iv) the risk that regulatory agencies impose restrictions, limitations, costs, divestitures or other conditions in connection with providing regulatory approval of the merger; (v) the outcome of pending or potential litigation or governmental investigations; (vi) disruptions resulting from the proposed merger making it more difficult for Apollo Education Group to maintain relationships with its students, customers, employees, suppliers and strategic partners; (vii) competitive responses to the proposed merger; (viii) unexpected costs, liabilities, charges or expenses resulting from the merger; (ix) the inability to obtain, renew or modify permits in a timely manner, or comply with government regulations; (x) the inability to retain key personnel of Apollo Education Group or its subsidiaries; (xi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Apollo Education Group to pay a termination fee; (xii) unexpected expenses or other challenges in integrating acquired businesses, student, consumer or regulatory impact arising from consummation of such acquisitions, and unexpected changes or developments in the acquired businesses; (xiii) diversion of management’s attention from ongoing business concerns; (xiv) limitations placed on Apollo Education Group’s ability to operate its business by the merger agreement; (xv) the impact of increased competition from traditional public universities and proprietary educational institutions; (xvi) the impact of the initiatives to transform the University of Phoenix into a more-focused, higher-retaining and less-complex institution, including the near-term impact on enrollment; (xvii) the impact of Apollo Education Group’s ongoing restructuring and cost-reduction initiatives; (xviii) impacts from actions taken by our regulators that could affect the University of Phoenix’s eligibility to participate in or the manner in which it participates in U.S. Federal and state student financial aid programs, including the recent requirement that all substantial changes be approved by the U.S. Department of Education in advance; (xix) further delay in the University of Phoenix’s pending recertification by the U.S. Department of Education for participation in Title IV student financial aid programs, or any limitations or qualifications imposed in connection with any recertification; (xx) the impact of any reduction in financial aid available to students, including active and retired military personnel, due to the U.S. government deficit reduction proposals, debt ceiling limitations, budget sequestration or otherwise; (xxi) changes in regulation of the U.S. education industry and eligibility of proprietary schools to participate in U.S. Federal student financial aid programs; (xxii) changes in the University of Phoenix’s enrollment or student mix; (xxiii) the impact on student enrollments of the announcement of the proposed merger and general economic conditions; (xxiv) the impact of third party claims that Apollo Education Group’s products and services infringe their intellectual property rights; and (xxv) fluctuations in non-U.S. currencies that could impact reported operating results of foreign subsidiaries. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Education Group's Form 10-K for fiscal year 2015, filed with the Securities and Exchange Commission (the “SEC”) on October 22, 2015, Form 10-Q for the quarterly period ended November 30, 2015, filed with the SEC on January 11, 2016, and other filings with the SEC which are available at www.apollo.edu. The cautionary statements referred to above also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Apollo Education Group or persons acting on Apollo Education Group's behalf. Apollo Education Group undertakes no obligation to publicly update or revise any forward-looking statements for any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, Apollo Education Group cannot guarantee future results, events, levels of activity, performance, or achievements. Forward-Looking Statements Safe Harbor

Confidential Disclaimer (cont’d) This communication may be deemed to be solicitation material in respect of the proposed sale of Apollo Education Group. In connection with the proposed transaction, Apollo Education Group has filed a definitive proxy statement on Schedule 14A with the SEC on March 23, 2016 and has mailed the definitive proxy statement and a form of proxy to the shareholders of Apollo Education Group on or about March 25, 2016. Apollo Education Group’s shareholders are encouraged to read the definitive proxy statement regarding the proposed merger and any other relevant documents filed with the SEC when they become available as they will contain important information about the proposed merger. Apollo Education Group’s shareholders will be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website, www.sec.gov and Apollo Education Group’s website, www.apollo.edu. Additional Information Apollo Education Group and its directors and officers may be deemed to be participants in the solicitation of proxies from Apollo Education Group's shareholders with respect to the proposed merger. Information about Apollo Education Group’s directors and executive officers and their ownership of Apollo Education Group’s common stock is set forth in the definitive information statement for Apollo Education Group’s 2015 Annual Meetings of Class A and Class B Shareholders, which was filed with the SEC on December 23, 2015 and the definitive proxy statement on Schedule 14A, which was filed with the SEC on March 23, 2016. Shareholders may obtain additional information regarding the interests of Apollo Education Group and its directors and executive officers in the proposed merger, which may be different than those of Apollo Education Group's shareholders generally, by reading the definitive proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC. Participants in Solicitation

Compelling Transaction for Shareholders $9.50 per share in cash Premium of ~44% to the closing price of the Apollo Education Group (“AEG”) Class A common stock on January 8, 2016, immediately prior to the announcement that the company was pursuing strategic and financial alternatives (also immediately prior to the announcement that new enrollment was down 38% in Q1’16 and guidance for 2016 was revised downward) Premium of ~37% to closing price on February 5, 2016, the last trading day prior to announcement of execution of merger agreement on February 8, 2016 Finance Committee ran a robust process and evaluated all alternatives 18 bidders participated in robust sale process Pre-signing market announcement did not result in additional bids for AEG Reviewed strategic alternatives before concluding that this transaction offered the best value and the least amount of execution, regulatory and financing risk Best risk adjusted outcome for shareholders given the numerous variables considered by the board in their decision-making process: Long term impact of regulatory inquiries, required disclosure, negative press and short sellers on brand equity, student and faculty morale, operational execution, financial performance and share price, as a public company Impact of market and regulatory environment and other extrinsic factors on the Company’s ability to forecast financial performance – which makes decision making more dependent on judgment and less on traditional fundamental analysis, and imparts greater risk to the Company’s long-term strategy and related share price appreciation potential AEG’s Department of Education financial responsibility composite score compliance and overall liquidity profile are at risk from continued declining financial performance (including the impact of ongoing restructuring) and future goodwill impairments triggered by the depressed trading of the Company’s shares Premium to current share price is not just about the adequacy of what shareholders are receiving, but also the potential downside risks they are avoiding. These risks are exacerbated if the transaction is voted down, given the likely capital markets pressures and related implications to composite score and liquidity profile Private ownership provides long-term benefits for which current shareholders are being compensated now and which are not attainable in a public operating model Confidential

1. Transaction Review

Transaction Represents Attractive Cash Value for Shareholders Confidential $9.50 all cash per share merger consideration Premium of ~44% to the closing price of the company’s Class A common stock on January 8, 2016, immediately prior to the announcement that the company was pursuing strategic and financial alternatives (also immediately prior to the announcement that new enrollment was down 38% in Q1’16 and guidance for 2016 was revised downward) Premium of ~37% to closing price on February 5, 2016, the last trading day prior to announcement of execution of merger agreement on February 8, 2016 Founder's trust and family (Class B shareholders) support transaction and are selling at the same price of $9.50 per share Buying consortium funding the deal with all equity due to insufficient interest from potential financing sources / relationship banks (current revolving credit facility expires in April 2017) The board carefully considered the $9.50 per share merger consideration based on management’s projections, adjusted for substantial risks associated with deteriorating outlook and challenging market, regulatory and credit environments Fairness opinions were provided by both Barclays and Evercore The Company’s cash is not available for distribution to shareholders as a dividend or share repurchase given the need to fund operations before performance stabilizes (including to fund cash restructuring, which is ongoing) and to maintain Department of Education financial responsibility / composite score compliance Offer provides shareholders with immediate cash value while avoiding the significant long-term execution, regulatory, liquidity and other risks the company faces

Transaction Represents Attractive Cash Value for Shareholders (cont'd)

Share price driven lower by deteriorating performance and downward guidance revisions



$40
$35
$30
$25
$20
$15
$10
$5
$0
40,000
35,000
30,000
25,000
20,000
15,000
0
FY Q1'15 results
YoY New Enroll. growth: (5%)
Change in Rev. Guidance (2%)*
Change in price: (14%)**
FY Q2'15 results
YoY New Enroll. growth: (13%)
Change in Rev. Guidance (6%)*
Change in price: (28%)**
FY Q3'15 results
YoY New Enroll. growth: (13%)
Change in Rev. Guidance (8%)*
Change in price: (17%)**
Placed on Probationary Status by DOD 10/07/15
FTC Investigation 07/29/15
FY Q4'15 results
YoY New Enroll. growth: (31%)
Actual Revenue (9%)*
Change in price: (32%)**
FY Q1'16 results
YoY New Enroll. growth: (38%)
Change in Rev. Guidance (2%)*
Change in price(1):
Day 1: (3%), Day 2: 16%
AEG announces exploring strategic alternatives, including sale of the Co 1/11/2016
Close Price 1/08/16: $6.59
Close Price 1/11/16: $6.38
Close Price 1/12/16: $7.39
Close Price 1/8/16 (Day Before Announcement) $6.59
Removed from Probationary Status by DOD (1/15/16)
12/31/2014
2/19/2015
4/10/2015
5/29/2015
7/17/2015
9/7/2015
10/27/2015
12/16/2015
2/5/2016
Volume
AEG

*Relative to beginning of year guidance.
**Change relative to closing price prior to release of quarterly results.

Highlighting the Facts

- Since 2014, total enrollment has declined by over 50,000
- Quarterly year-over-year new enrollments growth, the best leading indicator of the Company's growth trajectory, has declined for the past 15 quarters
  - New Enrollment decline has accelerated the last four quarters, with new enroll. growth of (31%) and (38%) in the two quarters prior to announcement
- In the most recent earnings release before announcement, new enrollment growth declined 38% and share price decreased only 3% (compared to 32% share price decrease in the prior quarter relative to 31% new enrollment decline); share price reaction was offset as the Company announced exploration of strategic alternatives concurrently with earnings release

Recent Quarterly Results and 1-Day Share Price Reaction

	New Enroll. Growth	Close Share Price (Prior to Earning's Ann.)	Share Price Reaction
Q1'15	(5.0%)	$31.86	(13.5%)
Q2'15	(12.9%)	$27.99	(28.4%)
Q3'15	(13.3%)	$15.54	(17.1%)
Q4'15	(31.3%)	$10.60	(32.2%)
Q1'16	(38.1%)	$6.59	(3.2%) / 15.8%[1]

Current immediate cash offer is the best outcome for shareholders in the face of eroding performance and consistent downward guidance revisions

Most recent decline in enrollment not reflected in share price due to strategic alternatives and transaction announcements

Source: Factset.
(1) Announcement of review of strategic alternatives occurred pre-market open on 1/11/2016. Day 1 represents 1/11/2016 and Day 2 represents 1/12/2016.

Confidential 7

Transaction Results from Transparent, Robust and Competitive Process Confidential AEG conducted a thorough process to elicit interest from prospective buyers Process of evaluating alternatives, including a potential sale of the company, lasted nearly a year 18 bidders participated in robust sale process 17 financial sponsors and one potential strategic acquiror signed NDAs and received information Financial sponsors were selected based on fund size, knowledge of and interest in investing in the proprietary education sector While strategic acquirors in postsecondary education were unlikely given limited financial capacity to acquire AEG and their own regulatory, operating and size/liquidity constraints, the opportunity was discussed with one potential strategic acquiror Bidders were paired with a view to increasing price and value for AEG shareholders; bidding groups included a mix of bidders that would have the financial capability and knowledge of the sector to undertake the transaction Conducted a robust pre-signing market check, including an announcement of strategic alternatives in conjunction with earnings, which did not result in additional bids Final merger agreement resulted from numerous rounds of negotiations with the consortium, including regarding price and closing certainty No financing conditionality in the deal Board of Directors believes it is unlikely that a more attractive proposal would be forthcoming Voting agreement will fall away if board accepts a better deal

Confidential Other Strategic Alternatives Are Not Compelling The Board of Directors conducted a review of strategic alternatives before concluding that this transaction offered the best value and the least amount of execution, liquidity and regulatory risk Strategic Alternative Considerations Sale of a portion of the company Strategic rationale for operating University of Phoenix (“UOPX”) and Global assets on the same leverageable platform Meaningfully higher allocated expenses to other business units if UOPX or Global assets are sold Loss of diversification benefit; sale of Global assets would lower consolidated growth trajectory and result in higher risk outlook for remaining business Performance of Global assets act as a hedge while UOPX transitions / recovers (including for DOE composite score) A sale of UOPX would likely result in limited proceeds due to its deteriorating financial performance combined with its significant liabilities (leases, teach-out requirements, etc.) Spin-off of Global business Risk that investors could view SpinCo as illiquid given small size Challenges in achieving attractive IPO valuation given lack of profitability Global’s immediate need for capital to sustain operations post-transaction Conversion of UOPX into a non-profit school or splitting the company into for-profit services company and a non-profit college (including possibly sale of Academic assets to non-profit) Challenges in obtaining tax and regulatory approvals Grand Canyon’s recent attempt to separate into a non-profit school and for-profit services Company was rejected by HLC after approx 16 months of work performed by the Company Not financially compelling given AEG’s relative lack of US real estate holdings Would be challenging to obtain financing for sale (debt financing and/or academic institution willing to purchase assets); successful outcome was considered unlikely Share buy-back or recapitalization Would not be a prudent course of action given company’s financial trajectory, lack of financial responsibility composite score cushion and tightened credit markets Private investment into the company Likely only actionable at meaningful discount to public trading levels and could also require structure that would result in further dilution to public shareholders, or would otherwise make a transaction unattractive Would not achieve benefits of private ownership

2. Transaction Rationale

Market environment has become increasingly challenging for public providers Competition is more robust than ever, fueled by non-profits with fewer regulatory restrictions and the assistance of 3rd party online enablers Non-profit competition continues to take market share from proprietary institutions, such as UOPX – from 2012–2014, non-profit schools grew distance education enrollment by 26%, compared to a decline of 10% for proprietary institutions Regulatory dynamics continue to evolve, resulting in recurring negative press and growing uncertainty Congressional reports have been highly critical of proprietary institutions, and many include recommendations to be considered by Congress that could lead to reductions in Title IV funding for the proprietary education sector Department of Education (DOE) has formed an inter-agency task force with ten federal agencies and departments to coordinate activities, share oversight and ensure accountability in the for-profit sector Pace of regulatory inquiries is not abating (and may be accelerating with upcoming election) Interagency task force includes the efforts of the Departments of Justice, Defense, Treasury, Veterans Affairs and Labor as well as the Consumer Financial Protection Bureau, Federal Trade Commission, Internal Revenue Service, and Securities and Exchange Commission under the leadership of the DOE (and includes collaboration with state Attorneys General) Required disclosure of all inquiries (not findings) and even the results of actions taken to improve quality (i.e., enrollment declines, margin reductions due to quality initiatives, etc.) harm brands and, ultimately, share prices Gainful employment (“GE”) rules put pressure on a proprietary institution’s ability to comply with the 90/10 rule Attempts to lower price to enhance affordability and GE compliance increase risk of 90/10 breach Short sellers continue to monetize these negative dynamics for many providers which can drive share prices even lower Sector headwinds have resulted in significant pressure to public market share prices and valuations Since 2010, ~$25 billion of the proprietary education sector’s market cap has eroded while enrollment has declined on average by over 45% and revenue by over 50% across the sector Publicly traded companies in the sector continue to experience declines in enrollment, revenue and profitability, including the filing of bankruptcy and non-bankruptcy recapitalizations by certain companies that have left public shareholders with losses that will not be recovered (e.g. Corinthian Colleges, EDMC) Confidential Market and regulatory environment continues to evolve, imparting extrinsic challenges and uncertainty on public postsecondary education providers Significant Headwinds Facing Public Providers

Dynamic and unpredictable operating environment presents challenges that have an adverse impact on AEG’s financial performance and market valuation AEG has been subject to numerous inquiries, penalties and probations from various government agencies Department of Defense placed UOPX on probation, temporarily suspending tuition assistance for new students. After significant negative press, UOPX probation was subsequently removed, though the institution is now subject to heightened monitoring and enhanced compliance review through 2017 AEG received FTC and California Attorney General investigatory demands for information, which may take years to resolve and could result in continued pressure on share price For duration of month-to-month continuation of UOPX’s Program Participation Agreement with the DOE, pending since 2012, UOPX must obtain prior approval from DOE for any substantial changes to program structure, locations, etc. Over the last few years AEG has been required to disclose over a dozen inquiries, investigations, notices or other actions taken against the Company, regardless of the merit or outcome of these actions Disclosure can result in negative public press many times exceeding the disclosure Required disclosure and related public press and the results of AEG’s transformation plan (i.e., enrollment declines, changes in course frequency, programmatic changes to address GE, cost cuts, restructuring charges, etc.) hurt the UOPX brand and, ultimately, the share price Public disclosure and press reports impact students, faculty and employees and can make it more difficult to execute the plan as crafted In addition, sector and Company performance has created significant potential near-term credit risks Credit markets are tightening for the sector, resulting in less capital available to AEG and higher costs when the current revolving credit facility expires in April 2017, as several lenders have exited the sector completely Confidential Significant Headwinds Facing AEG

Challenging Operating Environment Has Resulted in Increasing Erosion of Operating and Financial Performance

AEG Historical Performance

Average Enrollment


CAGR: (15%)
465,375
425,800
354,600
298,700
251,250
212,100
172,250
2010A
2011A
2012A
2013A
2014A
2015A
2016E(1)

Revenue


($ in millions)
CAGR: (12%)
$4,907
$4,711
$4,193
$3,614
$2,997
$2,566
$2,209
2010A
2011A
2012A
2013A
2014A
2015A
2016E(1)

Adj. EBITDA


($ in millions)
CAGR: (26%)
$1,514
$1,344
$914
$778
$602
$328
$249
2010A
2011A
2012A
2013A
2014A
2015A
2016E(1)

Unadj. EBITDA – Capex


($ in millions)
$983
$951
$739
$486
$393
$142
($44)(1)
2010A
2011A
2012A
2013A
2014A
2015A
2016E

Accelerating Decline of Leading Indicators

New Enrollment Growth

(Y-o-Y Growth % / New Enrollment in thousands)


(5%)
(13%)
(13%)
(31%)
(38%)
Q1
Q2
Q3
Q4
Q1

	FY15A			FY16A
Q1	Q2	Q3	Q4	Q1
40	28	29	27	25

Summary

- New Enrollment, the most transparent leading indicator, have declined more rapidly in each of the past 4 quarters
  - There are no leading indicators which suggest a stabilization of enrollments will occur
  - Total enrollment, revenue and EBITDA all lag new enrollment growth
- Due to continued enrollment and revenue declines (and despite ongoing restructuring efforts), Free Cash Flow (defined as Unadjusted EBITDA less Capex) has fallen rapidly, with the latest 2016 forecast being negative

Note: Fiscal year ending August 31.
(1) Projected performance from December Forecast (per definitive Proxy statement). Note current outlook has been revised lower from December Forecast.

Confidential 13

Confidential Note: Fiscal year ending August 31. Projected performance from December Forecast (per definitive Proxy statement). Note current outlook has been revised lower from December Forecast. Represents new enrollment (as prepared for external purposes) at the University of Phoenix. AEG Historical and Projected Performance(1) Revenue New Enrollment (2) Diminishing visibility; unknown impact of extrinsic influencers not within management’s control Continued Declining Performance Intensified by Lack of Visibility / Extrinsic Influencers Average Enrollment Continued expected declines in student population through 2019E ($ in millions)

Confidential Market, Regulatory and Other Extrinsic Factors Have Resulted in an Inability to Accurately Forecast AEG forecasts as accurately as possible, but it is extremely challenging to forecast with precision in this dynamic market, and much of this is unchartered water and is evolving real-time Competition, unexpected actions by regulators and untested operational strategy changes do not lend themselves to traditional forecasting accuracy The Company revised guidance downward every quarter in 2015 and still fell short of public guidance Notwithstanding the difficulties in forecasting the near-term, it will take several years to accomplish the long range plan and compete effectively in an increasingly competitive environment Until UOPX shows signs of stabilization and growth, upside potential in the share price is limited, even if the Company is executing on cost cuts It is difficult for public market investors to look past quarterly underperformance (i.e. take the “long view” for several years) Continued enrollment declines could put further pressure on the share price, penalizing long-term oriented shareholders Extrinsic influencers affect the ability to forecast financial results – which makes fundamental analysis less relevant and judgment more important, and imparts a greater risk profile to the long term strategy and related share appreciation potential 2015 Guidance Revisions 2016 Guidance Revisions FY 2015 Actual: Revenue: $2.57bn (lower by 9% vs beginning of the year outlook) Adj. EBIT: $203mm (lower by 35% vs beginning of the year outlook) Note: Fiscal year ending August 31. Based on mid-point of guidance range. (1) (1)

The Company's Forecast was Revised Downward Three Times During the Sale Process

Comparison of forecasts at 7/15/15, 9/16/15, 10/28/15, and 12/31/15

($ in millions)	7/15/2015				9/16/2015	10/28/2015					12/31/2015[1][2] (December Forecast)				
	2016E	2017E	2018E	2019E	2016E	2016E	2017E	2018E	2019E	2020E	2016E	2017E	2018E	2019E	2020E
New Enrollment[3]	106,400	108,000	118,900	129,300	102,200	88,900	82,900	87,700	93,000	98,500	88,000	81,447	86,159	91,400	96,879
% change from July Forecast	–	–	–	–	*(3.9%)*	*(16.4%)*	*(23.2%)*	*(26.2%)*	*(28.1%)*	–	*(17.3%)*	*(24.6%)*	*(27.5%)*	*(29.3%)*	*(1.6%)* [6]
Revenue	$2,348	$2,360	$2,601	$3,045	$2,267	$2,224	$2,245	$2,308	$2,520	$2,837	$2,177	$2,182	$2,230	$2,429	$2,731
% change from July Forecast	–	–	–	–	*(3.4%)*	*(5.2%)*	*(4.9%)*	*(11.3%)*	*(17.2%)*	–	*(7.2%)*	*(7.5%)*	*(14.3%)*	*(20.2%)*	*(3.7%)* [6]
Adj. EBITDA[4]	$265	$361	$508	$635	$268	$252	$302	$344	$442	$589	$238	$277	$315	$409	$552
% change from July Forecast	–	–	–	–	*1.2%*	*(4.7%)*	*(16.5%)*	*(32.2%)*	*(30.4%)*	–	*(10.0%)*	*(23.4%)*	*(38.1%)*	*(35.5%)*	*(6.4%)* [6]
EBITDA (Unadjusted)	$190	$345	$473	$635	$226	$174	$278	$327	$442	$589	$46	$253	$297	$409	$551
% change from July Forecast	–	–	–	–	*19.0%*	*(8.4%)*	*(19.4%)*	*(30.9%)*	*(30.4%)*	–	*(75.9%)*	*(26.6%)*	*(37.2%)*	*(35.5%)*	*(6.6%)* [6]
FCF[5]	$90	$262	$388	$567	$101	$68	$195	$255	$385	$546	($47)	$170	$226	$353	$507
% change from July Forecast	–	–	–	–	*12.6%*	*(24.1%)*	*(25.5%)*	*(34.3%)*	*(32.0%)*	–	*NA*	*(35.0%)*	*(41.9%)*	*(37.7%)*	*(7.1%)* [6]

Free cash flow for 2016E-2019E was revised downward by over $600 million during the sale process

Note: July Forecast only up to year 2019E and September Forecast only included an update to 2016E.
(1) Career Partner GmbH (acquired December 11, 2015) not included for consistency of comparison with July Forecast, September Forecast and October Forecast.
(2) Adjusted EBITDA in December forecast also excludes the impact of non-recurring legal expenses and merger-related expenses.
(3) Represents enrollment (as prepared for external purposes) at the UOPX.
(4) Adjusted to add back special items, including restructuring and acquisition-related expenses.
(5) Defined as Unadjusted EBITDA less Capex.
(6) % change from latest available forecast.

Commentary

- 2016 forecast was revised downward materially 3 times during the course of the sale process (in a five month period)
  - 2019E new enrollment and free cash flow were lowered by 29% and 38% respectively over the 5 months from July to December 2015
    - Projected 2019E free cash flow was lowered by over $200 million; cumulative free cash flow to 2019E was lowered by over $600 million
  - Management's challenges in accurately forecasting Company performance are the result of a combination of intrinsic and extrinsic factors (beyond management's control), including but not limited to market, operational and regulatory risks
- Even if management's forecast was achieved, average enrollment at AEG's core business UOPX would not trough until 2019E and resume growth until 2020E
- December forecast was subsequently revised downward during the January 2016 Q1 earnings call
- Significant risk remains in achieving the December forecast; risk in achieving the forecast grows each year of the forecast
- Cash flows may be significantly lower given ongoing restructuring and cash cost to achieve (which will grow to the extent top-line forecast is not achieved)

Note: Fiscal year ending August 31. Projected performance per definitive Proxy statement. *Note current outlook has been revised lower from December Forecast.*

Confidential 16

Significant challenges remain to achieving management’s plan, as crafted, as a public company Transformation / stabilization will most likely take years to achieve Cutting costs / ongoing restructuring will be required – and will be difficult to keep pace with declining enrollment Regulatory environment and negative press will remain, to the further detriment of the UOPX brand Short-sellers in AEG’s stock looking to benefit from regulatory and other challenges will likely increase Composite score risk is real, and AEG may not have access to credit to resolve the risk Historically, compliance with DOE composite score has not been an issue given the strength of AEG’s balance sheet The Company’s profitability has deteriorated and the plan calls for significant restructuring and cash outflows, which all reduce earnings and balance sheet strength Intermediate-term positive profitability and cash flow are dependent on cost cuts; costs cuts are not guaranteed, and they require cash to achieve ($267.8 million cash spend since 2010) With pressure on the share price, the Company is forced, under fair value accounting, to write off goodwill through impairments, further impacting the composite score If share price goes down further, composite score could decline below 1.5, with material impact to the Company’s cash flow and liquidity Actions taken by the Company to avoid a less than 1.5 composite score could result in detrimental changes to the Company and a loss of value for shareholders The Company’s credit facility is expiring in April 2017; bank process in December 2015 (for the proposed transaction) resulted in one of the Company’s largest lenders indicating that it was exiting the sector, and numerous others in the bank group declined As the Company approached the targeted January 11, 2016 signing date, the Company learned that there was insufficient interest from potential lenders in participating in a new revolving credit facility Confidential Substantial Risk Facing AEG as a Public Company

Confidential Substantial Risk Facing AEG – Composite Score Historical Calculation Overview Factors Impacting Composite Score Composite score is supported by higher (positive) net income and by higher levels of real assets (cash, PP&E, accounts receivable, etc.) and equity A reduction in profitability (net income) directly and negatively impacts composite score A depletion of assets (e.g. cash burn) and equity (through negative net income, dividend, or share repurchase) also negatively impacts composite score Risk to 2016E Composite Score Income Before Taxes: December Forecast for 2016E includes a reduction in Unadjusted EBITDA of almost $200 million, which would result in negative net income Negative net income would result in negative net income component of composite score, relative to positive 0.71 in 2015 Further goodwill and intangibles impairment charges (resulting from decline in share price) would further reduce net income and equity Adjusted Equity and Modified Equity: to the extent net income is negative and real assets (including cash) are reduced, primary reserve and equity ratios would be reduced, further lowering composite score In addition, CPG acquisition created significant goodwill and intangible assets, which will lower adjusted equity and modified equity ratios To the extent that performance continues to deteriorate relative to December Forecast, net income and equity would both be reduced, impacting all three components of the composite score 1. 2. 2. Source: Company historical filings and Department of Education Federal Student Handbook. Calculated as Revenue less EBT. Strength factor has a minimum value of (1.0) and maximum value of 3.0. The Company faces real risk that 2016 composite score will be lower than 1.5

Composite score of less than 1.5 for 2016 would have a material impact on the Company’s cash flows and liquidity Composite score of under 1.5 would immediately trigger a default on the Company’s existing Revolving Credit Facility In addition, if composite score falls below 1.5, there are two potential outcomes: Zone (1.0 - 1.5): Heightened cash monitoring (“HCM”) Depending on HCM1 vs. HCM2 (more onerous), could result in a delay or material delay in disbursements of Title IV funding, which would meaningfully impact cash flow Could result in a letter of credit (“LC”) required to be posted with DOE Below 1.0: Would result in a LC required to be posted with DOE (10% minimum, could be up to 50% or higher) Recent LCs have been cash collateralized due to unavailability of bank financing 10% LC = approx $167 million (based on FY15 Title IV cash receipts) 25% LC = approx $418 million 50% LC = approx $835 million Provisional certification – would limit strategic changes (programmatic changes, new campuses, etc.) Could result in further impact / delay in cash funding of Title IV Between LC requirement, unavailability of bank financing and potential cash impact from delayed Title IV receipts, this could result in substantial decrease in (if not all of) the Company’s cash Confidential Substantial Risk Facing AEG – Composite Score (cont’d) Source: Department of Education’s Federal Student Aid Handbook.

Several risks to AEG’s near term liquidity exist: Negative cash flow from operations due to continued decline in enrollment The impact of one-time costs associated with the implementation of cost reduction measures taken to reduce costs in line with declining enrollment Since 2010, approximately $417.4 million in restructuring expenses and $267.8 in restructuring payments have been incurred In the event composite score is less than 1.5, DOE letter of credit may be required in order to ensure Title IV participation. Potential sizes of LC include: 10% LC = approx $167 million 25% LC = approx $418 million 50% LC = approx $835 million Cash flow may also be impacted by change in Title IV disbursement timing Risks to AEG’s liquidity grow over time to the extent enrollment continues to decline Confidential Substantial Risk Facing AEG – Liquidity Fiscal Q1'16 Net Liquidity (1) Source: Company historical filings, definitive proxy. As of November 30, 2015. Risks to AEG’s Liquidity

The Board and management team remain committed to executing the company’s long range plan and providing outstanding, career relevant higher education for working adults However, if the transaction is not approved by shareholders, AEG will continue to face headwinds that would make it difficult to achieve the transformation Management’s December Forecast does not project a stabilization of enrollment and return to growth for UOPX until 2019E-2020E, but does contain significant potential execution risk and short- to medium-term declines in financial and operating metrics (even if achieved), and will require further investment to achieve There may not be a catalyst for share price appreciation in the near-term In the end, $9.50 cash per share results in the best risk-adjusted outcome for shareholders, given the totality of circumstances While potential upside does exist, the board was objective about the risk of downside pressure – even extreme, unrecoverable downside Significant execution risk remains, given that the plan involves unproven variables to be implemented in a dynamic, competitive environment The impact of shorts, press, and regulators are outside of the Company’s control; that risk cannot be modeled, but is clearly understood While the Company hopes for perfect execution, it is entirely possible that some, but not all, of the Company’s objectives will be accomplished The board determined what is best for shareholders, given the circumstances A transaction at $9.50 may not be available later if the plan is not accomplished The board and management believe it is time to pursue the plan and face future risks in a private environment where the tangible influences will be different, and certain dynamics (like the monetizable risk of the Company’s misfortune) will be eliminated No one can predict the future, but the board and management will have captured an attractive outcome for shareholders while avoiding significant downside risk Confidential Decision to Sell AEG

Under a private structure, AEG can prioritize making investments in student outcomes, in line with initiatives for which regulators are advocating As a public company, the unpredictable operating environment makes it difficult to satisfy shareholders while continuing to provide an enhanced student experience Management’s current projections do not contain a near-term catalyst for share price appreciation UOPX average enrollment is not projected to stabilize until 2019E, with return to growth in 2020E The Global business, a potential growth area, is currently unprofitable and has significant associated execution risk Challenges to forecasting the company’s performance in this environment have resulted in numerous downward revisions historically to public guidance Public company disclosure requirements may have an effect on how enrollment and retention levels are impacted by the execution of the long range plan No significant visibility into the longer-term effects of rapid cost cuts to keep up with declining enrollment If the deal is voted down, the Class A / B share structure will still be in place Class B common stock is the only class of voting stock Class A common stock has no right to vote on any matter (including the election of directors, or the approval of acquisitions or divestitures), except in matters such as this proposed cash merger where a special class vote is required by the Arizona corporation code This transaction offers the best risk-adjusted value and is a compelling outcome for AEG, shareholders and students; we urge you to vote in favor of the transaction Confidential Vote FOR Today Private ownership provides long-term benefits for which shareholders will be compensated now Decision to Sell AEG (cont’d)

3. Appendix

Apollo Education Group to be acquired by a consortium of investors in a transaction valued at $1.1 billion Cash offer of $9.50 per share for both Class A and B shares All equity transaction supported by well-capitalized consortium of investors  including The Vistria Group, LLC, funds affiliated with Apollo Global Management, LLC, and the Najafi Companies Tony Miller, Chief Operating Officer and Partner of The Vistria Group and former Deputy Secretary of the U.S. Department of Education, will become Chairman of the Apollo Education Group Board upon transaction close Upon completion of the transaction, Apollo Education Group will be privately held and its affiliated institutions will remain subject to the same U.S. and international regulations and accreditation standards The agreement was approved by Apollo Education Group’s Board of Directors The transaction is subject to Financial, operational and customary closing conditions Regulatory conditions, including approvals by the U.S. Department of Education, the Higher Learning Commission and state regulatory and programmatic accreditation bodies Approval by a majority of Apollo Education Group Class A and B stockholders, voting as separate classes Each of Apollo Education Group’s Class B stockholders has entered into an agreement to vote in favor of the transaction The acquisition is expected to be completed by the end of calendar year 2016 Apollo Education Group and Apollo Global Management are unaffiliated entities Confidential Deal Terms, Closing Conditions & Timing